Exhibit 10.1

TAX MATTERS AGREEMENT

by and between

WESTROCK COMPANY

and

INGEVITY CORPORATION

Dated as of May 14, 2016

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS

Section 1.01.	General	2
Section 1.02.	Additional Definitions	12

Article II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01.	Combined Tax Returns	12
Section 2.02.	Parent Separate Tax Returns	12
Section 2.03.	SpinCo Separate Tax Returns	12
Section 2.04.	Restructuring Transfer Tax Returns	13

Article III

TAX RETURN PROCEDURES

Section 3.01.	Procedures Relating to Combined Tax Returns and Parent Separate Tax Returns	13
Section 3.02.	Procedures Relating to SpinCo Separate Tax Returns	14
Section 3.03.	Preparation of all Tax Returns	14
Section 3.04.	Tax Returns Reflecting Restructuring/Distribution Taxes	14

Article IV

TAX TIMING AND ALLOCATION

Section 4.01.	Timing of Payments	14
Section 4.02.	Expenses	14
Section 4.03.	Apportionment of SpinCo Taxes	15

Article V
INDEMNIFICATION

Section 5.01.	Indemnification by Parent	15
Section 5.02.	Indemnification by SpinCo	15
Section 5.03.	Characterization of and Adjustments to Payments	15
Section 5.04.	Timing of Indemnification Payments	16

ii

DEFINED TERMS

iii

Parent Board	6
Parent Business	6
Parent Disqualifying Action	6
Parent Entity	7
Parent Group	7
Parent Mergers	7
Parent Separate Tax Return	7
Parent Tax Proceeding	7, 17
Parent Taxes	7
Parties	1
Party	1, 8
Past Practice	8, 13
Payment Date	8
Person	8
Plan of Reorganization	8
Post-Distribution Ruling	8, 21
Prime Rate	8
Record Holders	8
Refund	8
Representatives	8
Restriction Period	8
Restructuring	1, 8
Restructuring Transfer Taxes	9
Restructuring/Distribution Taxes	8
SAG	9
Section 336(e) Election	9, 22
Separate Return	9
Separation and Distribution Agreement	1, 9
SpinCo	1, 9
SpinCo Active Trade or Business	9
SpinCo Assets	9
SpinCo Business	9
SpinCo Disqualifying Action	9
SpinCo Entity	9
SpinCo Group	10
SpinCo Liabilities	10
SpinCo Separate Tax Return	1
SpinCo Shares	10, 17
SpinCo Tax Proceeding	10
SpinCo Taxes	10
Subsidiary	10
Tax	10
Tax Attributes	11
Tax Counsel	11
Tax Item	11
Tax Materials	11

iv

Tax Matter	11, 23
Tax Opinions	11
Tax Package	11
Tax Proceeding	11
Tax Return	11
Tax-Free Status	11
Taxing Authority	12
Taxing Jurisdiction	12
Transactions	12
Transfer Taxes	12
Treasury Regulations	12
U.S.	12
Unqualified Tax Opinion	12
Waiver	12, 21

v

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of May 14, 2016, is by and between WestRock Company, a Delaware corporation (“Parent”), and Ingevity Corporation, a Delaware corporation (“SpinCo”). Each of Parent and SpinCo is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Parent, through its respective Subsidiaries, is engaged in the Parent Business and the SpinCo Business;

WHEREAS, the Parent Board has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company which shall operate the SpinCo Business;

WHEREAS, Parent and SpinCo have entered into the Separation and Distribution Agreement, dated as of May 14, 2016 (the “Separation and Distribution Agreement”), providing for the separation of the SpinCo Business from the Parent Business, pursuant to which (a) Parent will, and will cause its Subsidiaries to, transfer the SpinCo Assets and the SpinCo Liabilities to SpinCo and its Subsidiaries, as a result of which transfer SpinCo and its Subsidiaries will own, directly and through their respective Subsidiaries, the SpinCo Business (the “Restructuring”) and (b) Parent will distribute all of the outstanding shares of common stock, par value $0.01 per share, of SpinCo (“SpinCo Shares”) owned by Parent to the Record Holders of the issued and outstanding shares of common stock, par value $0.01 per share, of Parent on a pro rata basis (the “Distribution”);

WHEREAS, Parent and its Subsidiaries have engaged in the Internal Contribution (as defined below) and Internal Distribution (as defined below) to facilitate the Distribution;

WHEREAS, for U.S. federal Income Tax purposes, it is intended that (i) the Contribution (as defined herein) and the Distribution, taken together, and (ii) the Internal Contribution and the Internal Distribution, taken together, shall in each case qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (c) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

Article I

DEFINITIONS

Section 1.01.         General. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported, permitted or solicited by management or shareholders of SpinCo, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with or enter into any other reorganization transaction with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of Equity Securities of SpinCo, as the case may be, a number of shares of Equity Securities of SpinCo that would, when combined with any other direct or indirect changes in ownership of the Equity Securities of SpinCo pertinent for purposes of Section 355(e) of the Code (including the Parent Mergers), comprise a 50% or greater interest in SpinCo (A) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, an Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances of Equity Securities by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power shall be treated as an indirect acquisition of shares of Equity Securities by the shareholders whose voting power is increased thereby and any redemption of shares of Equity Securities shall be treated as an indirect acquisition of shares of Equity Securities by the non-exchanging shareholders. For purposes of this definition, each reference to SpinCo shall include a reference to any entity treated as successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or published IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Adjustment” means any change in the Tax liability of a taxpayer, whether in connection with a Tax Proceeding, resulting from a change in facts or subsequent transactions, pursuant to amendment or otherwise, determined issue-by-issue, transaction-by-transaction, or with respect to a taxable period, as the case may be.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the preamble.

2

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 6.01(b).

“Cash Transfer” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a consolidated, combined, unitary, affiliated or similar Income Tax Return or Non-Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

“Contribution” means the contribution and assignment by Parent and certain of its Subsidiaries of certain SpinCo Assets and SpinCo Liabilities to SpinCo in exchange for SpinCo Shares and the Cash Transfer, pursuant to the Plan of Reorganization and the Separation and Distribution Agreement.

“Disqualifying Action” means a Parent Disqualifying Action or a SpinCo Disqualifying Action.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Equity Securities” means, with respect to a Person, all classes or series of capital stock of such Person (or any entity treated as a successor to such Person) and all other instruments treated as stock in such Person (or any entity treated as a successor to such Person) for U.S. federal Income Tax purposes, and including all options, warrants or any other rights to acquire such stock.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax or Tax Item, which resolution may be for a specific issue or adjustment or for a taxable period, by or as a result

3

of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of any Taxing Jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of any Taxing Jurisdiction; (iv) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax; or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Taxing Authority or by mutual agreement of the Parties.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Taxes measured by or calculated with respect to net income, profits, net receipts or gross receipts (including any margin Tax, capital Tax, excise Tax or franchise Tax), but excluding (i) any Transfer Taxes and (ii) those Taxes listed on Schedule 1.

“Indemnified Party” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Article V.

“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Article V.

“Information” has the meaning set forth in Section 9.01.

“Internal Contribution” means the deemed contribution of assets to Internal Controlled upon its conversion to a state law corporation, pursuant to the Plan of Reorganization and the Separation and Distribution Agreement.

“Internal Controlled” shall mean the successor of WestRock Virginia Corporation, a Delaware corporation, after the completion of both (i) its conversion to a limited liability company organized under the laws of the State of Delaware disregarded as separate from Internal Distributing for U.S. federal income Tax purposes, and (ii) its subsequent conversion to a state law corporation, in each case pursuant to the Plan of Reorganization.

“Internal Controlled Entity” means any member of the Internal Controlled Group other than Internal Controlled.

“Internal Controlled Group” means individually or collectively, as the case may be, (a) Internal Controlled and any of its Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law)) immediately after the Internal Distribution (giving effect to the Restructuring completed up to such time and the Internal Distribution), (b) any

4

Person that shall have merged or liquidated into Internal Controlled or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Internal Distributing” shall mean Ingevity Virginia Corporation, a Virginia corporation.

“Internal Distributing Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported, permitted or solicited by management or shareholders of SpinCo and/or Internal Distributing, is a hostile acquisition, or otherwise, as a result of which Internal Distributing would merge or consolidate with or enter into any other reorganization transaction with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Internal Distributing and/or one or more holders of outstanding shares of Equity Securities of Internal Distributing, as the case may be, a number of shares of Equity Securities of Internal Distributing that would, when combined with any other direct or indirect changes in ownership of the Equity Securities of Internal Distributing pertinent for purposes of Section 355(e) of the Code (including the Parent Mergers), comprise a 50% or greater interest in Internal Distributing (A) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, an Internal Distributing Acquisition Transaction shall not include (A) the adoption by Internal Distributing of a shareholder rights plan or (B) issuances of Equity Securities by Internal Distributing that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power shall be treated as an indirect acquisition of shares of Equity Securities by the shareholders whose voting power is increased thereby and any redemption of shares of Equity Securities shall be treated as an indirect acquisition of shares of Equity Securities by the non-exchanging shareholders. For purposes of this definition, each reference to Internal Distributing shall include a reference to any entity treated as successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or published IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Internal Distributing Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Internal Distributing and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the business of manufacturing and selling specialty chemicals, immediately prior to the Internal Distribution.

“Internal Distributing Entity” means any member of the Internal Distributing Group other than Internal Distributing.

“Internal Distributing Group” means individually or collectively, as the case may be, (a) Internal Distributing and any of its Subsidiaries (including, for the avoidance of doubt, any such

5

Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law)) immediately after the Internal Distribution (giving effect to the Restructuring completed up to such time and the Internal Distribution), (b) any Person that shall have merged or liquidated into Internal Distributing or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Internal Distribution” shall mean the distribution by Internal Distributing of all the common stock of Internal Controlled to Parent (or a wholly owned subsidiary of Parent disregarded for U.S. federal income Tax purposes) in a transaction intended to qualify as a distribution that is generally tax free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” means the U.S. federal income Tax ruling, and any supplements thereto, issued to Parent by the IRS in connection with the Restructuring and the Distribution.

“IRS Ruling Request” means any letter filed by Parent with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Liability” has the meaning set forth in the Separation and Distribution Agreement.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Non-Income Taxes” means (i) any Taxes other than Income Taxes and (ii) for the avoidance of doubt, those Taxes listed on Schedule 1.

“Notified Action” has the meaning set forth in Section 8.03(a).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Business” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Disqualifying Action” means (i) any action (or the failure to take any action) by Parent or any Parent Entity (including entering into any agreement, understanding or arrangement or any negotiations or discussions with respect to any transaction or series of transactions) that, (ii) any acquisition of all or a portion, or any event (or series of events) involving, the Equity Securities of Parent, any assets of Parent or any Equity Securities or assets of any Parent Entity, Internal Controlled or any Internal Controlled Entity that, or (iii) any inaccuracy in or breach

6

by Parent or any Parent Entity of any of the representations, warranties or covenants of or made by Parent in this Agreement or in connection with the Tax Opinions, the IRS Ruling, or any IRS Ruling Request (other than, in each case, any representations and warranties made by Parent on behalf of, or with respect to, SpinCo or any SpinCo Entity) that, in each case, causes any of the Transactions to fail to have Tax-Free Status; provided, however, that the term “Parent Disqualifying Action” shall not include any action expressly contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“Parent Entity” means any member of the Parent Group other than Parent.

“Parent Group” means, individually or collectively, as the case may be, (a) Parent and any of its Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law)) immediately after the Effective Time (and giving effect to the Restructuring and the Distribution), (b) any Person that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

The “Parent Mergers” means the Mergers, as defined in the Second Amended and Restated Business Combination Agreement, dated as of April 17, 2015, by and among Parent (then named Rome-Milan Holdings, Inc.), MeadWestvaco Corporation, a Delaware Corporation, Rock-Tenn Company, a Georgia Corporation, Milan Merger Sub, LLC, a Delaware limited liability company and Rome Merger Sub, Inc., a Georgia corporation, as restated and amended by the First Amendment to the Second Amended and Restated Business Combination Agreement, by and among Parent (then named Rome-Milan Holdings, Inc.), MeadWestvaco Corporation, Rock-Tenn Company, Milan Merger Sub, LLC and Rome Merger Sub, Inc.

“Parent Separate Tax Return” means any Separate Return required to be filed by any member of the Parent Group.

“Parent Tax Proceeding” has the meaning set forth in Section 7.02(a).

“Parent Taxes” means, without duplication, (i) any Taxes of or imposed on Parent or any Parent Entity (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return, but excluding any Restructuring/Distribution Taxes), whether imposed as a result of an Adjustment, amendment or otherwise, (ii) any Restructuring Transfer Taxes (A) due in connection with an originally-filed Tax Return that Parent determines to be due or (B) attributable to, or arising with respect to, assets or activities of the Parent Business (in the case of clause (B), whether imposed as a result of an Adjustment, amendment or otherwise), (iii) any Restructuring/Distribution Taxes, whether imposed as a result of an Adjustment, amendment or otherwise, and (iv) any Taxes attributable to a Parent Disqualifying Action, whether imposed as a result of an Adjustment, amendment or otherwise; provided, that, notwithstanding anything in clauses (i) through (iv) to the contrary, Parent Taxes shall not include any SpinCo Taxes (including, for the avoidance of doubt, any Taxes attributable to a SpinCo Disqualifying Action).

“Party” has the meaning set forth in the preamble.

7

“Past Practice” has the meaning set forth in Section 3.01(a).

“Payment Date” means (i) with respect to any Combined Tax Return, the earliest of the due date for any required installment of estimated taxes determined under Section 6655 of the Code or any similar provision of foreign Tax Law, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code or any similar provision of foreign Tax Law, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Plan of Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Post-Distribution Ruling” has the meaning set forth in Section 8.02(d).

“Post-Separation Period” means any taxable period (or portion thereof) beginning on or after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning on or after the Distribution Date.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Record Holders” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund (or credit in lieu thereof), drawback or other recovery of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund, credit, drawback or other recovery of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Restriction Period” means the period beginning on the date hereof and ending on the twenty five (25) month anniversary of the Distribution Date.

“Restructuring” has the meaning set forth in the recitals and includes, for the avoidance of doubt, the Contribution and the Distribution.

“Restructuring/Distribution Taxes” means any Taxes imposed on, in connection with, or by reason of the Restructuring or the Distribution (not including any Transfer Taxes), other than any such Taxes caused by a Disqualifying Action.

“Restructuring Transfer Taxes” means any Transfer Taxes imposed on, in connection with, or by reason of the Restructuring or the Distribution.

8

“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.

“Section 336(e) Election” has the meaning set forth in Section 8.04.

“Separate Return” means (i) in the case of any Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the SpinCo Group and (ii) in the case of any Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the Parent Group.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Active Trade or Business” means the trade or business actively conducted (within the meaning of Section 355(b) of the Code) by SpinCo (taking into account Section 355(b)(3) of the Code and Revenue Ruling 2007-42, 2007-2 C.B. 44) immediately prior to the Distribution and relied upon to satisfy the requirements of Section 355(b) of the Code with respect to the Distribution, as set forth in the Tax Materials.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Disqualifying Action” means (i) any action (or the failure to take any action) by SpinCo or any SpinCo Entity (including entering into any agreement, understanding or arrangement or any negotiations or discussions with respect to any transaction or series of transactions) that, (ii) any acquisition of all or a portion, or any event (or series of events) involving, the Equity Securities of SpinCo, any assets of SpinCo or any Equity Securities or assets of any SpinCo Entity, Internal Distributing or any Internal Distributing Entity that, or (iii) any inaccuracy in or breach by SpinCo or any SpinCo Entity of any of the representations, warranties or covenants of or made by SpinCo in this Agreement or in connection with the Tax Opinions, the IRS Ruling or any IRS Ruling Request (irrespective of whether Parent made the same representation or warranty on behalf of, or with respect to, SpinCo or any SpinCo Entity), that, in each case, causes any of the Transactions to fail to have Tax-Free Status (regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or Waiver may have been obtained or provided with respect to such action, event, inaccuracy or breach); provided, however, that the term “SpinCo Disqualifying Action” shall not include any action expressly contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“SpinCo Entity” means any member of the SpinCo Group other than SpinCo.

“SpinCo Group” means individually or collectively, as the case may be, (a) SpinCo and any of its Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated

9

as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law)) immediately after the Effective Time (and giving effect to the Restructuring and the Distribution), (b) any Person that shall have merged or liquidated into SpinCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Separate Tax Return” means any Separate Return required to be filed by any member of the SpinCo Group.

“SpinCo Tax Proceeding” has the meaning set forth in Section 7.02(a).

“SpinCo Taxes” means, without duplication, (i) any Income Taxes of or imposed on any member of the SpinCo Group (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return), in each case, for any Post-Separation Period, attributable to, or arising with respect to, assets or activities of the SpinCo Business (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes), whether imposed as a result of an Adjustment, amendment or otherwise, (ii) any Non-Income Taxes of or imposed on any member of the Parent Group or any member of the SpinCo Group (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return), in each case, required to be paid in any Post-Separation Period, attributable to, or arising with respect to, assets or activities of the SpinCo Business (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes), whether imposed as a result of an Adjustment or amendment or otherwise, (iii) any Restructuring Transfer Taxes resulting from an Adjustment or amendment and attributable to, or arising with respect to, assets or activities of the SpinCo Business, and (iv) any Taxes attributable to a SpinCo Disqualifying Action, whether imposed as a result of an Adjustment, amendment or otherwise; provided, that SpinCo Taxes shall not include any Taxes attributable to a Parent Disqualifying Action.

“Straddle Period” means any taxable period beginning on or prior to the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to (A) income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes and (B) for the avoidance of doubt, those taxes listed on Schedule 1, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of contract, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

10

“Tax Attributes” means net operating losses, capital losses, credits, earnings and profits, overall foreign losses, previously taxed income, separate limitation losses and all other Tax attributes.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Parent.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Materials” means (i) the IRS Ruling, (ii) the Tax Opinions, (iii) each submission to the IRS in connection with any IRS Ruling Request, (iv) the representation letters from Parent and SpinCo addressed to Tax Counsel supporting the Tax Opinions and (v) any other materials delivered or deliverable by Parent or SpinCo in connection with the rendering by Tax Counsel of the Tax Opinions or the issuance by the IRS of the IRS Ruling.

“Tax Matter” has the meaning set forth in Section 9.01.

“Tax Opinions” shall mean the opinions issued by Tax Counsel to Parent with respect to certain Tax aspects of the Contribution and the Distribution, as referenced in Section 3.3(a)(iv) of the Separation and Distribution Agreement.

“Tax Package” means all relevant Tax-related information relating to the operations of the Parent Business or the SpinCo Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Tax-Free Status” means, with respect to (a) the Contribution and the Distribution, taken together, and (b) the Internal Contribution and the Internal Distribution, taken together, the qualification in each case thereof (i) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c) of the Code, and (iii) as a transaction in which Parent, SpinCo, members of the Parent Group, members of the SpinCo group and the shareholders of Parent recognize no income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1031 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

11

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxing Jurisdiction” means the United States and every other government or governmental unit having jurisdiction to tax Parent, SpinCo or any of their respective Affiliates.

“Transactions” means the transactions referred to in the definition of “Tax-Free Status.”

“Transfer Taxes” means all sales, use, transfer, real property transfer (whether such transfer is direct or indirect), intangible, recordation, registration, documentary, stamp or similar Taxes.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law firm, which law firm is reasonably acceptable to Parent, to the effect that a transaction will not affect the conclusions set forth in the Tax Opinions.

“Waiver” has the meaning set forth in Section 8.02(d).

Section 1.02.         Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement.

Article II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE
ON TAX RETURNS

Section 2.01.         Combined Tax Returns. Parent shall prepare and file (or cause to be prepared and filed) all Combined Tax Returns and shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SpinCo shall reimburse Parent for any such Taxes that are SpinCo Taxes.

Section 2.02.         Parent Separate Tax Returns. Parent shall prepare and file (or cause to be prepared and filed) all Parent Separate Tax Returns and shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SpinCo shall reimburse Parent for any such Taxes that are SpinCo Taxes.

Section 2.03.         SpinCo Separate Tax Returns. SpinCo shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Tax Returns (a) for Income Taxes with respect to all taxable periods beginning after the Distribution Date, and (b) for Non-Income Taxes with respect to all Straddle Periods and all taxable periods beginning after the Distribution Date, and shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that Parent shall reimburse SpinCo for any such Taxes that are Parent Taxes. Parent shall prepare and file (or cause to be prepared and filed) all other SpinCo Separate Tax Returns and shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SpinCo shall reimburse Parent for any such Taxes that are SpinCo Taxes.

12

Section 2.04.         Restructuring Transfer Tax Returns. Parent shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed with respect to Restructuring Transfer Taxes and Parent shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SpinCo shall reimburse Parent for any such Taxes that are SpinCo Taxes.

Article III

TAX RETURN PROCEDURES

Section 3.01.         Procedures Relating to Combined Tax Returns and Parent Separate Tax Returns.

(a)          In connection with the preparation of any Combined Tax Return pursuant to Section 2.01, any Parent Separate Tax Return pursuant to Section 2.02 or any SpinCo Separate Tax Return required by this Agreement to be filed by Parent that may include Tax Items relating to the activities or assets of the SpinCo Business, SpinCo will (and will cause the SpinCo Entities to) assist and cooperate with Parent by preparing and providing to Parent such information and other documentation as may be requested by or necessary to enable Parent, in such form as Parent may reasonably request, to prepare such Combined Tax Return, Parent Separate Tax Return or SpinCo Separate Tax Return, including, but not limited to, pro forma Tax Returns for SpinCo and any SpinCo Entity to be included in such Combined Tax Return or equivalent financial data to be used in the preparation of such Parent Separate Tax Return or SpinCo Separate Tax Return, as applicable. Any such pro forma Tax Return or equivalent financial data shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Law or reasonably requested in writing by Parent, and shall be delivered no later than sixty (60) days following Parent’s request therefor. At its option, Parent may engage an accounting firm of its choice to review the pro forma Tax Return or equivalent financial data, supporting documentation, and statements submitted by SpinCo and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice. All costs and expenses associated with such review will be borne by Parent.

(b)          Parent (or its designee) shall determine the entities to be included in any Combined Tax Return and make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Combined Tax Return, Parent Separate Tax Return or any SpinCo Separate Tax Return required by this Agreement to be filed by Parent. Notwithstanding the immediately preceding sentence, any such Combined Tax Return, Parent Separate Tax Return or SpinCo Separate Tax Return shall, to the extent relating to SpinCo, any SpinCo Entity or the activities or assets of the SpinCo Business, be prepared in good faith. Parent shall deliver to SpinCo for its review a draft of any Combined Tax Return, Parent Separate Tax Return or SpinCo Separate Tax Return, in each case, if such Tax Return reflects or relates to Taxes for which SpinCo would reasonably be expected to be liable hereunder, at least fifteen (15) days prior to the Due Date for such Tax Return to enable SpinCo to analyze and comment on such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by SpinCo under Section 2.01 or Section 2.02). Parent shall in good faith consider any such reasonable comments received from SpinCo and Parent and SpinCo shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return; provided, however, that nothing herein shall prevent Parent from timely filing (or causing to be filed) any such Tax Return.

13

Section 3.02.         Procedures Relating to SpinCo Separate Tax Returns. In the case of any SpinCo Separate Tax Return required by this Agreement to be filed by SpinCo that reflects or relates to Taxes for which Parent would reasonably be expected to be liable hereunder, SpinCo shall (1) unless otherwise required by Law or agreed to in writing by Parent, prepare (or cause to be prepared) such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which Parent may be responsible pursuant to this Agreement, and (2) submit to Parent a draft of any such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by Parent under Section 2.03) at least fifteen (15) days prior to the Due Date for such Tax Return to enable Parent to analyze and comment on such Tax Return. SpinCo shall reflect any such reasonable comments received from Parent in good faith, to the extent such comments relate to Taxes for which Parent would reasonably be expected to be liable hereunder.

Section 3.03.         Preparation of all Tax Returns. Except as required by applicable Law or as a result of a Final Determination, (i) neither Parent nor SpinCo shall (nor shall cause or permit any members of the Parent Group or SpinCo Group, respectively, to) take any position that is either inconsistent with the Tax-Free Status (or analogous status under any state or local Law) or, with respect to a specific Tax Item on any Tax Return, treat such Tax Item in a manner that is inconsistent with the manner such Tax Item is reported on a Tax Return prepared or filed by Parent pursuant to Article II hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return) and (ii) Parent and SpinCo shall (and shall cause the members of the Parent Group and SpinCo Group, respectively, to) prepare all Tax Returns in a manner consistent with the terms of this Agreement and the Separation and Distribution Agreement.

Section 3.04.         Tax Returns Reflecting Restructuring/Distribution Taxes. Notwithstanding anything to the contrary in Articles II, III and IV, the portion of any Tax Return that relates to any Restructuring/Distribution Taxes or any Taxes attributable to a Parent Disqualifying Action shall be prepared by Parent in the manner determined by Parent in its sole discretion.

Article IV

TAX TIMING AND ALLOCATION

Section 4.01.         Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to Article II by either Parent or SpinCo, as the case may be, to an applicable Taxing Authority or to be reimbursed by Parent or SpinCo to the other Party (or any member of its Group) pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 4.02.         Expenses. Except as otherwise expressly provided herein (including in Section 3.01), each Party shall bear its own expenses incurred in connection with this Agreement.

Section 4.03.         Apportionment of SpinCo Taxes. For all purposes of this Agreement, Parent shall determine in its sole discretion exercised in good faith which Tax Items are properly

14

attributable to assets or activities of the SpinCo Business (and in the case of a Tax Item that is properly attributable to both the SpinCo Business and the Parent Business, the allocation of such Tax Item between the SpinCo Business and the Parent Business).

Article V
INDEMNIFICATION

Section 5.01.         Indemnification by Parent. Parent shall pay, and shall indemnify and hold SpinCo and the SpinCo Entities harmless from and against, without duplication, (i) all Parent Taxes, (ii) all Taxes incurred by SpinCo or any SpinCo Entity as a result of any inaccuracy in or breach by Parent or any Parent Entity of any of the representations, warranties or covenants of or made by Parent in this Agreement, and (iii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 5.02.         Indemnification by SpinCo. SpinCo shall pay, and shall indemnify and hold Parent and the Parent Entities harmless from and against, without duplication, (i) all SpinCo Taxes, (ii) all Taxes incurred by Parent or any Parent Entity as a result of any inaccuracy in or breach by SpinCo or any SpinCo Entity of any of the representations, warranties or covenants of or made by SpinCo in this Agreement, and (iii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 5.03.         Characterization of and Adjustments to Payments.

(a)          For all Tax purposes, the Parties agree to treat (and to cause their respective Affiliates to treat) (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Distribution or as a payment of an assumed or retained Liability and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except as otherwise required by applicable Law.

(b)          Any indemnification payment under this Article V and under Article VI of the Separation and Distribution Agreement shall be increased to take into account any inclusion in taxable income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in taxable income of the Indemnified Party arising from such indemnified Liability. For purposes hereof, any adjustment to an indemnification payment on account of Taxes shall be determined (i) using the highest marginal rates in effect for Parent, in the case of an Indemnified Party that is a member of the Parent Group, or for SpinCo, in the case of an Indemnified Party that is a member of the SpinCo Group, at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

Section 5.04.         Timing of Indemnification Payments. Indemnification payments required pursuant to this Article V shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) business days of the receipt by the Indemnifying Party of notification of the amount owed, together with reasonable documentation showing (i) the basis for the calculation of such

15

amount and (ii) if the Indemnified Party has already paid such amount to the relevant Taxing Authority or other recipient, evidence of such payment.

Article VI
REFUNDS, DEDUCTIONS

Section 6.01.         Refunds.

(a)          Parent shall be entitled to all Refunds of Taxes for which Parent is responsible pursuant to Article II or for which Parent is or may be liable pursuant to Article V, and SpinCo shall be entitled to all Refunds of Taxes for which SpinCo is responsible pursuant to Article II or for which SpinCo is or may be liable pursuant to Article V. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b)          In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article II or is or may be liable pursuant to Article V which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article V (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date. For purposes of this Section 6.01(b), a decrease in taxable income shall be considered to decrease Taxes of a Benefited Party, and an increase in taxable income shall be considered to increase Taxes for which a party is or may be liable.

(c)          Notwithstanding Section 6.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 6.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)          To the extent that the amount of any Refund under this Section 6.01 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 6.01 and an appropriate adjusting payment shall be made.

Section 6.02.         Treatment of Deductions Associated with Equity-Related Compensation. The treatment of Tax deductions associated with equity-related compensation shall be governed by Section 5.3 of the Employee Matters Agreement.

16

Article VII
TAX PROCEEDINGS

Section 7.01.         Notification of Tax Proceedings. Within thirty (30) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article V, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such thirty (30)-day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 7.02.         Tax Proceedings.

(a)          Generally. Except as provided in Section 7.02(c)(i), Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to control, and to represent the interests of the members of the Parent Group and the members of the SpinCo Group and to employ counsel of its choice at its expense in, any Tax Proceeding (including any Tax Proceeding with respect to Restructuring/Distribution Taxes) relating to (i) any Combined Tax Return, (ii) any Parent Separate Tax Return, (iii) any Restructuring/Distribution Taxes, (iv) any SpinCo Separate Tax Return required by this Agreement to be filed by Parent or (v) any Non-Income Taxes that are both SpinCo Taxes and Parent Taxes (each, a “Parent Tax Proceeding”). Except as provided in Section 7.02(c)(ii), SpinCo (or such member of the SpinCo Group as SpinCo shall designate) shall have the sole right to control, and to represent the interests of the members of the SpinCo Group and to employ counsel of its choice at its expense in, (i) any Tax Proceeding relating to any SpinCo Separate Tax Return required by this Agreement to be filed by SpinCo and (ii) any Non-Income Taxes or Restructuring Transfer Taxes that are attributable to, or arise with respect to, assets or activities of the SpinCo Business, in each case, other than a Parent Tax Proceeding (a “SpinCo Tax Proceeding”).

(b)          Power of Attorney. SpinCo shall (and shall cause the members of the SpinCo Group to) execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document reasonably requested by Parent (or such designee) in connection with any Parent Tax Proceeding.

(c)          Participation Rights.

(i)          Parent Tax Proceedings. In the event of any Parent Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of SpinCo pursuant to Article V, (A) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) Parent shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) Parent shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) Parent shall provide SpinCo copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority.

17

Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Parent Tax Proceeding shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Section 10.01 (or, for the avoidance of doubt, Article VII of the Separation and Distribution Agreement).

(ii)         SpinCo Tax Proceedings. In the event of any SpinCo Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of Parent pursuant to Article V or which otherwise could reasonably be expected to have an adverse impact on Parent, (A) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) SpinCo shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (D) SpinCo shall provide Parent copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, (E) Parent shall be entitled to participate in such Tax Proceeding at its own expense and (F) SpinCo shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Article VIII
TAX-FREE STATUS OF THE TRANSACTIONS

Section 8.01.         Representations and Warranties.

(a)          SpinCo. SpinCo hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and the representations made in the Tax Materials, to the extent descriptive of or in reference to the SpinCo Group or the SpinCo Business (including with respect to the plans, proposals, intentions and policies of the SpinCo Group), are true, correct and complete in all respects.

(b)          Parent. Parent hereby represents and warrants that (i) it has delivered complete and accurate copies of the Tax Materials to SpinCo and (ii) the facts presented and the representations made in the Tax Materials, to the extent descriptive of or in reference to the Parent Group or the Parent Business (including with respect to the business purposes for the Distribution described in the Tax Materials and the plans, proposals, intentions and policies of the Parent Group), are true, correct and complete in all respects.

(c)          No Contrary Plan. Each of Parent and SpinCo represents and warrants that neither it, nor any of its Affiliates, has any plan or intention to take any action (or fail to take any action) or knows of any fact or circumstance (after due inquiry) (A) which is inconsistent with any statements or representations made in the Tax Materials, this Agreement or the Separation and Distribution Agreement (or that could cause any such statements or representations to be untrue) or (B) which may cause any of the Transactions not to have Tax-Free Status.

18

Section 8.02.         Restrictions Relating to the Distribution.

(a)          General. SpinCo shall not, and shall not permit any SpinCo Entity to, take any action that constitutes (and shall not fail to take an action, the omission of which would result in) a Disqualifying Action described in the definition of SpinCo Disqualifying Action.

(b)          SpinCo Obligations. SpinCo shall not take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of any SpinCo Business, payment of extraordinary dividends and acquisitions or issuance of Equity Securities) or permit any member of the SpinCo Group to take any such action, and SpinCo shall not fail to take any such action or permit any SpinCo Entity to fail to take any such action, in each case, unless such action or failure to act (x) could not reasonably be expected to cause any of the Transactions to fail to have Tax-Free Status or (y) could not require Parent or SpinCo to reflect a liability or reserve for Taxes or other amounts with respect to the Transactions in its financial statements.

(c)          SpinCo Restrictions. Prior to the first (1st) day after the end of the Restriction Period, SpinCo:

(i)          (x) shall continue and/or cause to be continued the active conduct (within the meaning of Section 355(b) of the Code) of the SpinCo Active Trade or Business and the Internal Distributing Active Trade or Business (by Internal Distributing) as conducted immediately prior to the Distribution, taking into account Section 355(b)(3) of the Code and Revenue Ruling 2007-42, 2007-2 C.B. 44, and (y) shall not engage (or permit Internal Distributing or any other SpinCo Entity to engage) in any transaction (including, without limitation, any cessation, transfer or disposition of all or any portion of any SpinCo Business) that could reasonably be expected to result in either SpinCo ceasing to be a company engaged in the SpinCo Active Trade or Business or Internal Distributing ceasing to be a company engaged in the Internal Distributing Active Trade or Business.

(ii)         shall not, and shall not permit any SpinCo Entity, Internal Distributing or any Internal Distributing Entity (other than any SpinCo Entity or Internal Distributing Entity treated as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes) to voluntarily dissolve or liquidate (or take any other action or enter into any transaction that would effect a liquidation for U.S. federal Income Tax purposes).

(iii)        shall not (1) enter into, solicit, agree to, participate in, approve or effect any Acquisition Transaction or any Internal Distributing Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Acquisition Transaction or any Internal Distributing Acquisition Transaction, permit any Acquisition Transaction or any Internal Distributing Acquisition Transaction to occur, (2) redeem or otherwise repurchase or agree to redeem or otherwise repurchase (directly or through an Affiliate) any Equity Securities of SpinCo or Internal Distributing, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend SpinCo’s or Internal Distributing’s certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of SpinCo’s or Internal Distributing’s Equity Securities (including through the conversion of any Equity Securities into another class of Equity Securities), (4) merge or consolidate (or agree to merge or consolidate) with any other Person or permit any SpinCo Entity, Internal Distributing or any Internal Distributing Entity to merge or consolidate

19

(or agree to merger or consolidate) with any other Person (other than, (A) in the case of a SpinCo Entity, either SpinCo or another SpinCo Entity, or (B) in the case of an Internal Distributing Entity, Internal Distributing or another Internal Distributing Entity) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any statement or representation made in the Tax Materials) which, individually or in the aggregate (and taking into account any other transactions described in this Section 8.02(c)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, Equity Securities representing a Fifty-Percent or Greater Interest in SpinCo or Internal Distributing or otherwise jeopardize the Tax-Free Status of any of the Transactions. In addition, SpinCo shall not at any time, whether before or subsequent to the expiration of the Restriction Period, engage in or permit any action described in the immediately preceding sentence if it is pursuant to an agreement negotiated (in whole or in part) prior to the first (1st) day after the end of the Restriction Period, even if at the time of the Distribution or thereafter such action is subject to various conditions.

(iv)        (1) shall not, and shall not permit any SpinCo Entity to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of Equity Securities of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the gross assets of SpinCo or more than thirty percent (30%) of the consolidated gross assets of SpinCo and the members of its SAG; and (2) shall not permit Internal Distributing or any Internal Distributing Entity to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of Equity Securities of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the gross assets of Internal Distributing or more than thirty percent (30%) of the consolidated gross assets of Internal Distributing and the members of its SAG. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or Internal Distributing, as applicable (or any member of the applicable SAG). The percentages of gross assets of SpinCo or of the consolidated gross assets of SpinCo and the members of its SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of such entity or entities as of the Distribution Date. The percentages of gross assets of Internal Distributing or of the consolidated gross assets of Internal Distributing and the members of its SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of such entity or entities as of the date of the Internal Distribution. For purposes of this Section 8.02(c)(iv), a merger of SpinCo or Internal Distributing (or a member of the applicable SAG) with and into any Person shall constitute a disposition of all of the assets of such entity or such member.

(d)          Notwithstanding the restrictions imposed by Section 8.02(c), during the Restriction Period, SpinCo may proceed with (or permit to proceed) any of the actions or transactions described in Section 8.02(c), if (x) such action or transaction is not described in Section 8.02(a) or Section 8.02(b) and (y) prior to entering into any agreement contemplating such action

20

or transaction, and prior to taking or consummating any such action or transaction, (i) SpinCo shall first have requested Parent to obtain a private letter ruling from the IRS (and any other relevant Taxing Authority) (a “Post-Distribution Ruling”) in accordance with Section 8.03(d) of this Agreement to the effect that such action or transaction will not affect the Tax-Free Status of any of the Transactions and Parent shall have received such Post-Distribution Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, (ii) SpinCo shall have provided Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, or (iii) Parent shall have waived in writing (a “Waiver”) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. In determining whether a Post-Distribution Ruling or Unqualified Tax Opinion is satisfactory, Parent shall exercise its discretion in good faith and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the Post-Distribution Ruling or Unqualified Tax Opinion and the views on the substantive merits. For the avoidance of doubt, SpinCo shall not be relieved of any indemnification obligation pursuant to Article V or otherwise under this Agreement as a result of having satisfied the requirements of clauses (i), (ii) or (iii) of this Section 8.02(d).

(e)          Tax Reporting. Each of SpinCo and Parent covenants and agrees that it will not take, and will cause its respective Affiliates not to take, any position on any Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

Section 8.03.         Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)          Notification. If SpinCo determines that it desires to take one of the actions described in Section 8.02(c) (a “Notified Action”), SpinCo shall promptly notify Parent of this fact in writing.

(b)          Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request. Upon the reasonable request of SpinCo pursuant to Section 8.03(a), Parent shall cooperate with SpinCo and use its commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion in writing pursuant to Section 8.02(d). Notwithstanding the foregoing, in no event shall Parent be required to file or cooperate in the filing of any ruling request for a Post-Distribution Ruling under this Section 8.03(b) unless SpinCo represents that (i) it has read such ruling request, and (ii) all statements, information and representations relating to any member of the SpinCo Group contained in such ruling request are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Parent within ten (10) days after receiving an invoice from Parent therefor.

(c)          Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling or a tax opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Post-Distribution Ruling or a tax opinion, SpinCo shall (and shall cause each SpinCo Entity to) cooperate with Parent and use

21

commercial reasonably efforts to take any and all actions reasonably requested by Parent in connection with obtaining such Post-Distribution Ruling or tax opinion (including, without limitation, by making any representation or covenant or providing any information, documents and materials requested by the IRS, any other relevant Taxing Authority or the Tax Counsel issuing such opinion); provided, that SpinCo shall not be required to make (or cause a SpinCo Entity to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. Parent and SpinCo shall each bear its own costs and expenses in obtaining a Post-Distribution Ruling or tax opinion requested by Parent.

(d)          All Post-Distribution Rulings. Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, (i) Parent shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (ii) Parent shall (1) reasonably in advance of the submission of any request for a Post-Distribution Ruling provide SpinCo with a draft copy thereof; (2) reasonably consider SpinCo’s comments on such draft copy; and (3) provide SpinCo with a final copy; and (iii) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Post-Distribution Ruling. Neither SpinCo nor any SpinCo Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring, the Distribution, the Internal Contribution or the Internal Distribution (including the impact of any transaction on the Restructuring, the Distribution, the Internal Contribution or the Internal Distribution, as applicable) without Parent’s prior written consent.

Section 8.04.         Section 336(e) Election. The Parties agree that (i) Parent and SpinCo shall enter into a written, binding agreement and (ii) Parent and Internal Distributing, as applicable, shall timely make a protective election under Section 336(e) of the Code (and any similar provision of any relevant U.S. state or local jurisdiction) and Treasury Regulation Section 1.336-2(j) (each election, a “Section 336(e) Election”), with respect to the Distribution and the Internal Distribution, in each case, in accordance with Treasury Regulation Section 1.336-2(h). SpinCo shall (or shall cause the relevant SpinCo Entity or Internal Distributing Entity to) join with Parent or the relevant Parent Entity in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election). To the extent, pursuant to a Final Determination, the Distribution or the Internal Distribution constitutes a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), the Parties shall not and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Section 336(e) Election, except as may be required pursuant to a Final Determination. For the avoidance of doubt, in the event that (x) Section 336(e) applies to the Distribution and (y) neither Section 355(c) nor Section 361(c) applies to the Internal Distribution, Parent shall be permitted to make an election under Treasury Regulation Section 1.1502-13(f)(5)(ii) in accordance with Treasury Regulation Section 1.1502-13(f)(5)(ii)(E) and specifying Treasury Regulation Section 1.1502-13(f)(5)(ii)(C) as the basis for relief. In the event the Transactions fail to have Tax-Free Status and Parent is not entitled to indemnification for any Taxes or Losses arising from such failure, SpinCo shall pay over to Parent any refund, credit, or other reduction in otherwise required Tax payments realized by the SpinCo Group or any member of the SpinCo Group arising from the

22

step-up in Tax basis resulting from a Section 336(e) Election. In the event the Transactions fail to have Tax-Free Status and Parent is entitled to indemnification for any Taxes or Losses arising from such failure, the Restructuring/Distribution Taxes subject to such indemnification shall include any additional Taxes payable by Parent and its affiliates as a result of the relevant Section 336(e) Election.

Article IX
COOPERATION

Section 9.01.         General Cooperation.

(a)          The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from the other Party hereto, or from an agent or Representative of such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i)          the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership, Tax basis of property, and earnings and profits), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)         the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)        the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)        the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

(b)          Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 9.02.         Retention of Records. Parent and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional

23

period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Article X
MISCELLANEOUS

Section 10.01.          Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall cooperate in good faith to resolve such dispute. If the Parties cannot resolve such dispute within thirty (30) days from the time such dispute arises, Parent shall, in its reasonable discretion, resolve such dispute, after considering in good faith any comments provided by SpinCo.

Section 10.02.          Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Parent or a Parent Entity, on the one hand, and SpinCo or a SpinCo Entity, on the other hand (other than this Agreement, the Separation and Distribution Agreement, any other Ancillary Agreement and any agreement entered into after the Distribution), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Parent, any Parent Entity, SpinCo or any SpinCo Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 10.03.          Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date, and thereafter will accrue interest at a rate per annum equal to Prime Rate plus 2%.

Section 10.04.          Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, for assessment of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 10.05.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the

24

Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 10.06.          Entire Agreement. Except as otherwise expressly provided in this Agreement and subject to Section 10.12 hereof, this Agreement, the Employee Matters Agreement, and the Separation and Distribution Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 10.07.          No Third-Party Beneficiaries. Except as provided in Article V with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08.          Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 10.09.          Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 10.10.          Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) Parent and SpinCo have each participated in the negotiation and drafting of this

25

Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 10.11.          Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.12.          Coordination with Separation and Distribution Agreement. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, the Employee Matters Agreement, or any other Ancillary Agreement with respect to matters addressed herein the provisions of this Agreement shall control.

Section 10.13.          Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are expressly set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 10.14.          Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.15.          Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto; provided, however, that each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, further, that no such assignment shall release the assigning Party from any of its liabilities or obligations under this Agreement.

Section 10.16.          Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

26

If to Parent, to:

WestRock Company
504 Thrasher Street
Norcross, GA 30071
Attention:    Chief Financial Officer

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:    (212) 403-2000

If to SpinCo, to:

Ingevity Corporation
5255 Virginia Avenue

North Charleston, SC 29406
Attention:    General Counsel

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Facsimile:    (212) 403-2000

Section 10.17.          Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

27

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

WESTROCK COMPANY

By:	/s/ Robert B. McIntosh
Name:	Robert B. McIntosh
Title:	Executive Vice President, General Counsel

INGEVITY CORPORATION

By:	/s/ Edward A. Rose
Name:	Edward A. Rose
Title:	President, Specialty Chemicals

[Signature Page to Tax Matters Agreement]